Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2018 Second Quarter Financial Results

Second Quarter Highlights Include:

Second quarter
GAAP Results:
Revenues	$168.1 million
Loss from Operations (EBIT)	$(4.7) million
EBIT Margin	(2.8)%
Diluted Loss Per Share	$(0.02)

Non-GAAP Results:
Income from Operations (EBIT)	$15.6 million
EBIT Margin	9.3%
Diluted Earnings Per Share	$0.21

Tinton Falls, N.J. – October 24, 2017 – Commvault [NASDAQ: CVLT] today announced its financial results for the second quarter ended September 30, 2017.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, “Our fiscal second quarter was adversely impacted by lower than expected close rates on large enterprise deals, as these deals are both complex and have timing risk.  However, we made excellent progress against many of our strategic initiatives, including the successful launch of Commvault HyperScale, a modern reference architecture solution for scale-out storage and data protection, where we won a number of marquee customers during the second quarter.  We also made excellent progress enhancing our distribution leverage both in the enterprise with Cisco, who will resell our HyperScale solution, as well as with our key channel partners who are now positioned to market our hardware appliance version of Commvault HyperScale that will start shipping this quarter.  In addition, we continue to strengthen our strategic partnership with Microsoft.  We believe these initiatives have the potential to positively contribute to our financial results in our fiscal third quarter and accelerate into our fiscal fourth quarter.”

Hammer added, “I am also pleased that both leading industry analyst firms have positioned Commvault as a leader in their respective reports: Gartner in their Magic Quadrant for Data Center Backup and Recovery Solutions and Forrester in their Forrester Wave for Data Resiliency Solutions.  We believe this is strong, independent validation of our innovation and unparalleled customer service. Despite the financial results for the quarter, we continue to believe we are well positioned to take advantage of the opportunities in front of us during the second half of fiscal 2018 and into fiscal 2019.”

Total revenues for the second quarter of fiscal 2018 were $168.1 million, an increase of 5% year-over-year, and 1% sequentially. Software revenue was $72.0 million, an increase of 2% year-over-year, and a decrease of 4% sequentially. Services revenue in the quarter was $96.1 million, an increase of 8% year-over-year and 5% sequentially.

On a GAAP basis, loss from operations (EBIT) was $4.7 million for the second quarter compared to a loss of $0.1 million in the prior year. Non-GAAP EBIT was $15.6 million in the quarter compared to $18.9 million in the prior year.

For the second quarter of fiscal 2018, Commvault reported a GAAP net loss of $1.0 million, or $0.02 loss per diluted share. Non-GAAP net income for the quarter was $10.0 million, or $0.21 per diluted share.

Operating cash flow totaled $9.7 million for the second quarter of fiscal 2018 compared to $20.2 million in the prior year quarter. Total cash and short-term investments were $494.6 million as of September 30, 2017 compared to $450.2 million as of March 31, 2017.

During the second quarter of fiscal 2018, Commvault repurchased 192,000 shares of its common stock totaling $11.3 million. As of October 24, 2017, there is approximately $114 million available under the share repurchase program that currently expires on March 31, 2018. There have been no borrowings against the line of credit during fiscal 2018.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
On October 17, 2017, Commvault announced Commvault HyperScale, an industry leading solution for data protection on scale-out infrastructures. The solution is available both as a purpose-built appliance for workloads up to 100TB, and as Commvault HyperScale Software, allowing customers to implement a scale-out approach based on their own choice of hardware configurations. Commvault HyperScale provides a unified, modern approach to data protection and storage, with cloud-like agility, resiliency and availability to on-premises data and applications.

•
On October 2, 2017, Commvault announced it would highlight its support for Oracle Cloud Infrastructure at Oracle OpenWorld, which was held Oct. 1-5, 2017, in San Francisco. Through this new milestone in its longstanding partnership with Oracle, Commvault support for Oracle Cloud Infrastructure helps customers to protect and recover data workloads in and to the cloud. Using Commvault software with Oracle Cloud Infrastructure, customers can facilitate the extension of the enterprise to the cloud while still managing data as if it never left the physical data center. Customers can also use Oracle Cloud Infrastructure as a disaster recovery target to mitigate risk and potential loss of business and reputational damage.

•
On September 27, 2017, Commvault announced additional support for Microsoft Azure, advancing the digital transformation for customers in the cloud as the needs for data management, including protection, archive and disaster recovery become increasingly impactful on their business. The announcement was made at Microsoft Ignite in Orlando Florida, where Commvault highlighted new support for Archive Blob Storage, Azure Data Box and further data management integration for Azure Stack.

•
On September 25, 2017, Commvault announced it has been positioned by Forrester as a Leader in the Forrester Wave™: Data Resiliency Solutions, Q3 2017. Commvault received the highest score in the Current Offering category. According to the report, “Forrester evaluated the strengths and weaknesses of top data resiliency vendors. After examining past research, client inquiries, user needs assessments, and vendor and expert interviews, we developed a comprehensive set of evaluation criteria.” Commvault received the highest possible scores in the backup options, revenue, customer base and the technology partners criteria. Commvault also received the highest score among all vendors in the platform support and customer feedback criteria.

•
On August 7, 2017, Commvault announced it was positioned by Gartner, Inc. in the Leaders quadrant of the recently released Magic Quadrant for Data Center Backup and Recovery Solutions published in July 2017. Among vendors in the Leaders quadrant, Gartner positioned Commvault furthest on completeness of vision. This is the seventh consecutive year Commvault has been named a leader in Gartner’s market evaluation for backup and recovery.

•
Commvault executives, customers, partners and other thought leaders will gather to speak on enterprises’ evolving backup and recovery requirements and other key data management issues at Commvault GO 2017, the industry’s leading event dedicated to protecting and activating data, Nov. 6-8, 2017 in Washington, D.C. More information on Commvault GO 2017 can be found at https://www.commvault.com/events/commvault-go-2017.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.
All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings or loss from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2018 and fiscal 2017.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages. Estimated cash taxes for 2017 and 2016 are expected to be approximately $5 million. Estimated cash taxes for 2018 are expected to be at similar levels. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2017 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2018. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, October 24, 2017, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

More about Gartner’s Magic Quadrant

According to Gartner, Magic Quadrant Leaders have “the highest combined measures of ability to execute and completeness of vision. They have the most comprehensive and scalable product portfolios. They have a proven track record of established market presence and financial performance. For vision, they are perceived in the industry as thought leaders, and have well-articulated plans for enhancing recovery capabilities, improving ease of deployment and administration, and increasing their scalability and product breadth. A fundamental sea change is occurring in the backup and recovery market. For vendors to have long-term success, they must plan to address the legacy requirements of traditional backup and recovery, while looking to expand their integration with and exploitation of emerging applications, hypervisors, snapshot and replication technologies, and public cloud capabilities. A cornerstone for Leaders is the ability to articulate how new requirements will be addressed as part of their vision for recovery management. As a group, Leaders can be expected to be considered part of most new purchase proposals and to have high success rates in winning new business. This does not mean, however, that a large market share alone is a primary indicator of a Leader. Leaders are strategic vendors, well-positioned for the future, having established success in meeting the needs of upper midsize and large data centers.”

Gartner Disclaimer

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2017 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016 (1)	2017	2016 (1)
Revenues:
Software	$72,020	$70,405	$146,781	$133,818
Services	96,120	89,033	187,331	177,394
Total revenues	168,140	159,438	334,112	311,212
Cost of revenues:
Software	1,086	773	1,891	1,534
Services	22,181	20,884	43,037	41,118
Total cost of revenues	23,267	21,657	44,928	42,652
Gross margin	144,873	137,781	289,184	268,560
Operating expenses:
Sales and marketing	100,595	94,195	200,504	186,926
Research and development	22,925	20,221	45,470	39,449
General and administrative	23,620	21,314	47,471	41,252
Depreciation and amortization	2,388	2,109	4,755	4,219
Total operating expenses	149,528	137,839	298,200	271,846
Loss from operations	(4,655)	(58)	(9,016)	(3,286)
Interest expense	(234)	(245)	(466)	(491)
Interest income	539	276	972	531
Equity in loss of affiliate	(162)	(158)	(123)	(244)
Loss before income taxes	(4,512)	(185)	(8,633)	(3,490)
Income tax benefit	(3,502)	(131)	(7,339)	(826)
Net loss	$(1,010)	$(54)	$(1,294)	$(2,664)
Net loss per common share:
Basic	$(0.02)	$(0.00)	$(0.03)	$(0.06)
Diluted	$(0.02)	$(0.00)	$(0.03)	$(0.06)
Weighted average common shares outstanding:
Basic	45,598	44,589	45,364	44,417
Diluted	45,598	44,589	45,364	44,417

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2017	2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$363,331	$329,491
Short-term investments	131,258	120,693
Trade accounts receivable, net	129,699	140,084
Other current assets	28,943	15,791
Total current assets	653,231	606,059

Deferred tax assets, net	52,868	50,228
Property and equipment, net	129,712	132,319
Equity method investment	3,498	3,621
Deferred commissions cost	30,455	30,378
Other assets	8,181	7,273
Total assets	$877,945	$829,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$182	$117
Accrued liabilities	63,155	78,701
Deferred revenue	216,757	209,099
Total current liabilities	280,094	287,917

Deferred revenue, less current portion	78,922	70,803
Other liabilities	3,646	4,226

Total stockholders’ equity	515,283	466,932
Total liabilities and stockholders’ equity	$877,945	$829,878

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016 (1)	2017	2016 (1)
Cash flows from operating activities
Net loss	$(1,010)	$(54)	$(1,294)	$(2,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,795	2,502	5,567	5,004
Noncash stock-based compensation	19,821	18,703	39,385	36,043
Excess tax benefits from stock-based compensation (2)	—	(909)	—	(1,201)
Deferred income taxes	(1,459)	(2,756)	(2,789)	(6,844)
Equity in loss of affiliate	162	158	123	244
Amortization of deferred commissions cost	3,738	3,848	8,339	7,688
Changes in operating assets and liabilities:
Trade accounts receivable	1,342	(5,833)	12,439	8,251
Other current assets and Other assets	(3,553)	(781)	(12,778)	(3,453)
Deferred commissions cost	(3,904)	(4,094)	(7,514)	(7,582)
Accounts payable	(268)	(57)	60	(202)
Accrued liabilities	(8,033)	4,309	(19,109)	756
Deferred revenue	(5)	5,198	7,413	8,063
Other liabilities	59	5	(224)	183
Net cash provided by operating activities	9,685	20,239	29,618	44,286
Cash flows from investing activities
Purchase of short-term investments	(33,102)	(33,310)	(77,174)	(66,609)
Proceeds from maturity of short-term investments	33,310	23,411	66,609	47,849
Purchase of property and equipment	(1,160)	(1,047)	(2,634)	(2,080)
Net cash used in investing activities	(952)	(10,946)	(13,199)	(20,840)
Cash flows from financing activities
Repurchase of common stock	(11,259)	—	(11,259)	—
Proceeds from stock-based compensation plans	11,165	9,903	16,735	11,453
Excess tax benefits from stock-based compensation (2)	—	909	—	1,201
Net cash provided by (used in) financing activities	(94)	10,812	5,476	12,654
Effects of exchange rate — changes in cash	5,170	(558)	11,945	(2,413)
Net increase in cash and cash equivalents	13,809	19,547	33,840	33,687
Cash and cash equivalents at beginning of period	349,522	302,247	329,491	288,107
Cash and cash equivalents at end of period	$363,331	$321,794	$363,331	$321,794

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers
(2) In fiscal 2018, the Company adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires cash flows from excess tax benefits to be classified as operating cash flows. Cash flows related to excess taxes prior to fiscal 2018 remain classified as financing cash flows.

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016 (7)	2017	2016 (7)
Non-GAAP financial measures and reconciliation:
GAAP loss from operations	$(4,655)	$(58)	$(9,016)	$(3,286)
Noncash stock-based compensation (1)	19,821	18,703	39,385	36,043
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	440	250	1,093	466
Non-GAAP income from operations	$15,606	$18,895	$31,462	$33,223

GAAP net loss	$(1,010)	$(54)	$(1,294)	$(2,664)
Noncash stock-based compensation (1)	19,821	18,703	39,385	36,043
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	440	250	1,093	466
Equity in loss of affiliate (3)	162	158	123	244
Non-GAAP provision for income taxes adjustment (4)	(9,389)	(7,134)	(19,167)	(13,133)
Non-GAAP net income	$10,024	$11,923	$20,140	$20,956

Diluted weighted average shares outstanding (5)	48,186	46,698	47,888	46,389
Non-GAAP diluted net income per share	$0.21	$0.26	$0.42	$0.45

	Three Months Ended September 30, 2017		Six Months Ended September 30, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP software revenue reconciliation
GAAP software revenue	$72,020	$72,020	$146,781
Adjustment for currency impact	(1,563)	(1,045)	(184)
Non-GAAP software revenue on a constant currency basis (6)	$70,457	$70,975	$146,597

	Three Months Ended September 30, 2017		Six Months Ended September 30, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$96,120	$96,120	$187,331
Adjustment for currency impact	(1,921)	(1,257)	35
Non-GAAP services revenue on a constant currency basis (6)	$94,199	$94,863	$187,366

	Three Months Ended September 30, 2017		Six Months Ended September 30, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$168,140	$168,140	$334,112
Adjustment for currency impact	(3,484)	(2,302)	(149)
Non-GAAP total revenues on a constant currency basis (6)	$164,656	$165,838	$333,963

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$9,685	$20,239	$29,618	$44,286
Purchase of property and equipment	(1,160)	(1,047)	(2,634)	(2,080)
Non-GAAP free cash flow	$8,525	$19,192	$26,984	$42,206

	Three Months Ended September 30, 2017
	Americas	EMEA	APAC	Total
Software Revenue	$40,704	$21,049	$10,267	$72,020
Customer Support Revenue	58,205	18,625	8,947	85,777
Professional Services	5,965	2,759	1,619	10,343
Total Revenue	$104,874	$42,433	$20,833	$168,140

	Three Months Ended September 30, 2016
	Americas	EMEA	APAC	Total
Software Revenue	$43,922	$17,153	$9,330	$70,405
Customer Support Revenue	53,882	16,436	8,120	78,438
Professional Services	6,360	2,753	1,482	10,595
Total Revenue	$104,164	$36,342	$18,932	$159,438

	Six Months Ended September 30, 2017
	Americas	EMEA	APAC	Total
Software Revenue	$80,715	$44,821	$21,245	$146,781
Customer Support Revenue	114,394	35,736	17,537	167,667
Professional Services	10,826	5,304	3,534	19,664
Total Revenue	$205,935	$85,861	$42,316	$334,112

	Six Months Ended September 30, 2016
	Americas	EMEA	APAC	Total
Software Revenue	$79,723	$34,786	$19,309	$133,818
Customer Support Revenue	107,485	33,062	16,158	156,705
Professional Services	12,385	5,569	2,735	20,689
Total Revenue	$199,593	$73,417	$38,202	$311,212

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Cost of services revenue	$751	$964	$1,502	$1,835
Sales and marketing	8,984	8,290	18,424	15,961
Research and development	2,070	1,770	4,140	3,448
General and administrative	8,016	7,679	15,319	14,799
Stock-based compensation expense	$19,821	$18,703	$39,385	$36,043

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of income or loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2018 and fiscal 2017.

(5)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the periods ending September 30, 2017 and 2016 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2018. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(7)	Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers